Exhibit 5

UBS CREDIT CORP.     LN
LOAN AGREEMENT

BORROWER:	Robert Michael Mondavi and Isabel A. Mondai, as Trustee of The Mondavi Living Trust
For UBSCC Use Only:	Full Account Title	Wire	Account Number	Branch
Collateral Accounts at UBS PaineWebber Inc.:	Robert Michael Mondavi and Isabel A. Mondai, as Trustee of The Mondavi Living Trust	F	G	7	0	9	0	0	S	K

     THIS LOAN AGREEMENT (as the same may be amended, supplemented or otherwise modified from time to time, this “Agreement”) is made by and between the party or parties signing this Agreement as Client where indicated below (together and individually, “Client”) and UBS Credit Corp. (“UBSCC”).

1. Definitions.

     (a) “Business Day” means a day, other than a Saturday or a Sunday, on which UBSCC and UBS PW are open for business.

     (b) “Collateral” has the meaning specified in Section 6(a).

     (c) “Collateral Account” has the meaning specified In Section 6(b).

     (d) “Interest Period” means, with respect to a Fixed Rate Advance, the number of days, weeks or months in the period that (as specified in the related Advice provided pursuant to Section 3(a)) is selected by Client from among those offered by UBSCC commencing on the date of (i) the extension of such Fixed Rate Advance or (ii) any renewal thereof and, in each case, ending on the last day of such period; provided that if such last day is not a Business Day, then such Interest Period shall end on the immediately succeeding Business Day, except that (A) if such last Business Day would fall in the next calendar month, such Interest Period shall end on the immediately preceding Business Day, and (B) each monthly or longer Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate calendar month.

     (e) “LIBOR” means, with respect to any Advance, the rate of Interest so designated by UBSCC and determined in accordance with its practices from time to time, in the case of Floating Rate Advances, for 30 days and, in the case of Fixed Rate Advances, for a period corresponding to the Interest Period applicable to the Advance.

     (f) “UBS PW” means UBS PaineWebber Inc. and any successor thereto.

2. Establishment of Line of Credit; Use of Accounts.

     (a) UBSCC hereby establishes an uncommitted, revolving Line of Credit, pursuant to which UBSCC may, from time to time and in its sole discretion, authorize and make one or more “Floating Rate Advances” or “Fixed Rate Advances” (collectively “Advances”) to Client. UBSCC will carry each Advance in the Floating Rate Account or the Fixed Rate Account, as appropriate, indicated above, but all Advances shall constitute extensions of credit pursuant to a single Line of Credit. The maximum dollar amount of credit that may be extended to Client pursuant to the Line of Credit (the "Credit Limit”) and certain other terms relating to the Advances made hereunder are set forth in Schedule I hereto, as the same may be amended from time to time, which is a part of, and is hereby incorporated by reference into, this Agreement.

     (b) Advances may be obtained for such purposes as are approved by UBSCC and will be made available to Client in such form, and pursuant to such procedures, as are established from time to time by UBSCC in its sole discretion. Client agrees to provide such documents and financial or other information with respect to any Advance as UBSCC may reasonably request. Advances will be made by wire transfer of funds to such account as shall be specified in writing by Client or by such other method as shall be agreed upon by UBSCC and Client. Client acknowledges and agrees that UBSCC will not make any Advance to Client unless the collateral maintenance requirements specified in Section 6(d) have been satisfied. Client must sign and deliver a Federal Reserve Form G-3 to UBSCC with this Agreement.

     (c) Client consents and agrees that, in connection with establishing the Accounts, approving any Advances to Client or for any other purpose associated with the Accounts, UBSCC may obtain a consumer or other credit report from a credit reporting agency relating to Client's credit history. Upon request, UBSCC will inform Client: (i) whether or not a consumer or other credit report was requested; and (ii) if so, the name and address of the consumer or other credit reporting agency that furnished the report.

     (d) Client understands that UBSCC may, directly or indirectly, pay a portion of the interest that it receives to Client's Financial Advisor at UBS PW or one of its affiliates. To the extent permitted by applicable law, UBSCC may also charge Client fees for establishing and servicing Client's Account.

3. Terns of Advances: Periodic Statements.

     (a) If so requested by Client and confirmed in an Advance advice (“Advice”) sent to Client by UBSCC, an Advance shall be a Fixed Rate Advance. Each Fixed Rate Advance will bear interest at a fixed rate for a specified Interest Period (as defined In Schedule I hereto) and will be due and payable in full on the earlier to occur of the last day of such Interest Period or any date on which UBSCC makes a demand for payment. The date, amount, rate of interest and Interest Period for each Fixed Rate Advance will be as set forth in Schedule I hereto and In the related Advice. Each Advice shall be conclucive and binding upon Client; absent manifest error, unless Client otherwise notifies UBSCC in writing no later than the close of business, New York time, on the Business Day on which the Advice is received by Client, in the case of an asserted error in the rate of interest, or on the third Business Day thereafter in any other case.

     All other Advances shall be Floating Rate Advances. Each Floating Rate Advance will bear interest at the floating rate specified in Schedule I hereto and will be due and payable on demand.

     CLIENT UNDERSTANDS AND AGREES THAT UBSCC MAY DEMAND FULL OR PARTIAL PAYMENT OF ANY FIXED RATE ADVANCE OR A FLOATING RATE ADVANCE, AT ITS SOLE OPTION AND WITHOUT CAUSE, AT ANY TIME, AND THAT NEITHER FIXED RATE ADVANCES NOR FLOATING RATE ADVANCES ARE EXTENDED FOR ANY SPECIFIC TERM OR DURATION.

     (b) Client promises to pay Interest in respect of the unpaid principal balance of each Advance from the date such Advance is made until it is paid in full, at the times and at the per annum, rate of interest specified in Schedule I hereto and, if applicable, in the Advice relating to such Advance. All interest shall be computed on the basis of the number of days elapsed and a 360-day year.

     (c) Client promises to pay the outstanding principal balance of each Advance, together with all accrued but unpaid interest thereon and any costs of collection (including reasonable attorney's fees, if any) on the maturity date thereof (whether as a result of demand, acceleration or otherwise). Client agrees that all payments received in respect of any Collateral, including interest, dividends, premiums and principal, may be applied by UBSCC to any amounts outstanding in the Accounts.

     (d) All payments of principal, interest or other amounts payable hereunder shall be made in immediately available funds and in the same currency in which the Advance was made, which unless otherwise specified in Schedule I or in the applicable Advice, shall be U.S. dollars, to UBSCC for crediting to the appropriate Account. All payments shall be made by wire transfer of funds to such account as shall be specified by UBSCC or by such other method as shall be agreed upon by UBSCC and Client. UBS

PW may act as collecting and servicing agent for UBSCC with respect to the Advances. All payments must be made to UBSCC free and clear of any and all present and future taxes, levies, imposts, duties, deductions withholding, fees, liabilities and similar charges other than those imposed on the overall net income of UBSCC. Client shall deliver to UBSCC the original or a certified copy of each receipt evidencing payment of any such taxes or, if no taxes are payable In respect of any payment hereunder, a certificate from each appropriate taxing authority, or an opinion of counsel in form and substance and from counsel acceptable to UBSCC In its sole discretion, in either case stating that such payment is exempt from or not subject to taxes if any such taxes or other charges are required to be withheld or deducted from any amount payable by Client under this Agreement, the amount so payable will be increased to the amount which, after deduction from such increased amount of all such taxes and other charges required to be withheld or deducted therefrom, will yield to UBSCC the amount stated to be payable under this Agreement, if any such taxes or charges are paid by UBSCC, Client will reimburse UBSCC on demand for such payments, together with all interest and penalties that may be imposed by any governmental agency.

     (e) Any Fixed Rate Advance that is not paid in full or pursuant to such procedures as may be established by UBSCC, renewed as another Fixed Rate Advance on its maturity date shall be automatically renewed on its maturity date as a U.S. dollar denominated Floating Rate Advance in an amount (based, in the case of any conversion of a non-U.S. dollar denominated Fixed Rate Advance, upon the applicable, spot currency exchange rate as of such maturity date, as determined by UBSCC) equal to the unpaid principal balance thereof plus any accrued but unpaid interest thereon. Except as provided in the preceding sentence, and to the extent permitted by law, interest charges on any Advance that are not paid when due will be added to the balance of the Advance, after which interest will accrue on such unpaid interest, as if it were principal until it is repaid.

     (f) In no event will the total interest and fees, if any, charged under this Agreement exceed the maximum interest rate or total fees permitted by law. In the event any excess interest or fees are collected, the same will be refunded or credited to Client. If the amount of interest payable by Client for any period is reduced pursuant to this paragraph, the amount of interest payable for each succeeding period shall be increased to the maximum rate permitted by law until the amount of such reduction has been received by UBSCC.

     (g) Following each month in which there is activity in Client’s Accounts in amounts greater than $1. Client will receive an account statement showing the new balance, the amount of any new Advances, accrued interest, payments and other charges and credits that have been registered or posted to the Accounts. UBSCC may provide copies of all such account statements to UBS PW.

4. Prepayments; Breakage Charges.

     Client may repay any Floating Rate Advance at any time, in whole or In part, without penalty.

     Client may repay any Fixed Rate Advance at any time, in whole or in part Client agrees, promptly upon UBSCC’s request, to reimburse UBSCC for any loss or cost that UBSCC notifies Client has been incurred by UBSCC as a result of any payment of the principal of a Fixed Rate Advance before the expiration of the Interest Period thereof (whether voluntarily, as a result of acceleration, demand or otherwise, except in the case of a demand for payment made by UBSCC at a time when no Default has occurred and is continuing), or the Customers failure to take any Fixed Rate Advance on the date agreed upon, including any loss or cost (including, without limitation, loss of margin) connected with UBSCC’s reemployment of the amount so prepaid or of those funds acquired by UBSCC to fund the Advance not taken on the date agreed upon. Any written notice from UBSCC as to the amount of such loss or cost shall be conclusive absent manifest error.

5. Joint Account Agreement; Suspension and Cancellation.

     (a) If more than one party is signing this Agreement as Client, each will be jointly and severally liable for payment of all unpaid amounts on the Advances, including the outstanding principal balance, finance charges, fees and other charges hereunder (collectively, the "Account Balance"), regardless of any divorce, legal separation, or other legal proceedings, or any agreement that may affect liability between each person.

     (b) Any Client may request that UBSCC suspend or cancel this Line of Credit by sending UBSCC a written notice of such request addressed to UBSCC, to the attention of the Accounts Administrator at the address listed on Client's periodic Account statements. Any such notice will become effective three Business Days after the date that UBSCC receives it, and each Client will continue to be responsible for paying: (i) the Account Balance as of the effective date of such notice, and (ii) all Advances that any Client has requested but that have not yet become part of the Account Balance as of the effective date of such notice. No such notice will release or in any other way affect UBSCC’s interest in the Collateral (as defined below). All subsequent requests to reinstate credit privileges must be signed by all Clients, including any Client requesting the suspension of credit privileges, provided however, that any such reinstatement shall be granted or denied in the sole discretion of UBSCC.

     (c) The Account Balance will become immediately due and payable in full as of the effective date of any suspension or cancellation. Client will be responsible for the payment of all charges incurred on the Advances after any such effective date. UBSCC will not release any Client from any of Client’s obligations under this Agreement until such time as the Account Balance has been paid in full and this Agreement has been canceled.

6. Collateral.

     (a) To secure payment of the Account Balance and any and all other present or future obligations of Client hereunder, whether absolute or contingent, mature or unmatured, Client hereby assigns, transfers and pledges to UBSCC, and grants to UBSCC a security interest in: (i) each Collateral Account (as defined in sub-section (b) below) of Client at UBS PW; (ii) any and all money, credit balances, securities (certificated or uncertificated), security entitlements, commodity contracts, certificates of deposit, instruments, documents, general intangibles, financial assets and other investment property now or hereafter credited to or carried, held or maintained In any Collateral Account (iii) any over-the-counter options, futures, foreign exchange, swap or similar contracts between Client and either UBS PW or any of its affiliates; (iv) any and all interest, dividends, distributions and other proceeds thereof; and (v) all rights of ownership or general intangibles incidental or attributable to any of the foregoing (collectively, the “Collateral”).

     (b) As used in this Agreement, “Collateral Account” means each account of Client at UBS PW that is identified as a Collateral Account at the top of this Agreement or that is subsequently identified as a Collateral Account by Client in writing, together with any successor to any identified Collateral Account, irrespective of whether such successor account bears a different account number.

     (c) Client will take all actions reasonably requested by UBSCC to evidence, maintain and perfect UBSCC’s security interest in, and to enable UBSCC to obtain control over, the Collateral, including but not limited to making, executing, recording and delivering to UBSCC such financing statements and amendments thereto, control agreements, notices, assignments, listings, powers and other documents with respect to the Collateral and UBSCC’s security interest therein in such form as UBSCC reasonably may require. Client hereby irrevocably authorizes and appoints each of UBSCC and UBS PW, as collateral agent, to act as agent and attorney-in-fact for Client to file such documents or to execute such documents in Client’s name, with or without designation of authority. Client acknowledges that it will be obligated in respect of such documentation as if it had executed such documentation itself.

     (d) Client agrees to maintain in a Collateral Account, at all times, Collateral having such aggregate lending value as shall be specified by UBSCC from time to time.

     (e) Client acknowledges that, in the event that any of the shares pledged to UBSCC are registered in the name of a person or entity other than UBSCC, UBSCC may not receive (and accordingly will have no responsibility to act on) any notice of corporate actions or events provided to shareholders of such shares. Client agrees to (i) notify UBSCC promptly upon receipt of any communication to shareholders of such shares disclosing or proposing any stock split, stock dividend, extraordinary cash dividend, spin-off or other corporate action or event as a result of which Client would receive securities, cash (other than ordinary cash dividends) or other assets in respect of such shares pledged to UBSCC and (ii) immediately upon receipt by Client of any such assets, deliver them to or as directed by UBSCC as additional Collateral.

7. Control.

     For the purpose of giving UBSCC control over each Collateral Account and in order to perfect UBSCC’s security interests in the Collateral, Client acknowledges and agrees that pursuant to a control agreement entered into between UBSCC and UBS PW:

     (a) UBS PW will comply with entitlement orders originated by UBSCC with respect to any Collateral Account without further consent from Client. UBS PW will treat all assets credited to a Collateral Account, including money and credit balances, as financial assets for purposes of Article 8 of the New York Uniform Commercial Code.

     (b) In order to enable Client to trade financial assets that are from time to time credited to a Collateral Account, UBS PW will comply with entitlement orders originated by Client (or if so agreed by UBS PW, by an investment adviser designated by Client and acceptable to UBSCC and UBS PW) with respect to the Collateral Account, but only until such time as UBSCC notifies UBS PW that UBSCC is thereby asserting exclusive control over the Collateral Account. After UBS PW has received such a notice of exclusive control and has had a reasonable opportunity to comply, it will no longer comply with entitlement orders originated by Client (or by any investment adviser designated by Client) concerning the Collateral Account. Notwithstanding the foregoing, however, and irrespective of whether it has received any notice of exclusive control, UBS PW will not comply with any entitlement order originated by Client (or by any investment adviser designated by Client) to withdraw any financial assets from a Collateral Account or to pay any money, free credit balance or other amount owing with respect to a Collateral Account without the prior written consent of UBSCC.

     (c) UBS PW may provide copies of all statements and confirmations concerning each Collateral Account to UBSCC at such times and in such manner as UBSCC may request.

8. Defaults, Remedies.

     (a) It will be a Default under this Agreement if any of the following occurs with respect to Client or, if there is more than one Client, any one of them: (i) Client fais to pay any amount due hereunder (other than interest that is to be added to principal pursuant to Section 3(e) hereof); (ii) Client fails to maintain sufficient collateral in a Collateral Account; (iii) Client breaches or fails to perform any other covenant, agreement, term or condition that is applicable to it under this Agreement, or any representation or other statement of Client herein or in any other document delivered in connection herewith shall prove to have been incorrect in any material respect when made or deemed made; (iv) Client dies or, if not an individual, ceases to exist; (v) any voluntary or involuntary proceeding for bankruptcy, reorganization, dissolution or liquidation or similar action of Client or of its usual businesses is commenced, or a trustee in bankruptcy, receiver, conservator or rehabilitator is appointed, or an assignment for the benefit of creditors is made, with respect to Client or its property, (vi) a Collateral Account is terminated, attached or subjected to a levy; (vii) Client shall fail to provide promptly such financial and other information as UBSCC may reasonably request from time to time; (viii) any indebtedness of Client in respect of borrowed money (including indebtedness guaranteed by Client) or in respect of any swap, forward, cap, floor, collar, option or other derivative transaction, repurchase or similar transaction or any combination of these transactions shall not have been paid when due, or any event or condition shall have caused such indebtedness to become, or shall have permitted the holder hereof to declare such indebtedness to be, due and payable prior to its stated maturity; (ix) any legal proceeding shall have been instituted or any other event shall have occurred or condition shall exist that in UBSCC’s judgment calls into question the validity or binding effect of this Agreement or any of Client's obligations hereunder; or (x) UBSCC determines that the financial condition of Client or Clients' ability to perform its obligations hereunder has been impaired.

     (b) If a Default occurs, the Account Balance will become immediately due and payable (without demand) and UBSCC may, in its sole discretion, liquidate, withdraw or sell all or any part of the Collateral and apply the same, as well as the proceeds thereof, to any amounts owed to UBSCC. Such sale may be made in UBSCC’s sole discretion by public sale on any exchange or market where such business is then usually transacted or by private sale, and UBSCC may purchase at any such public or private sale. Any Collateral that may decline speedily in value or that is sold on a recognized market may be sold without providing Client prior notice of such sale. Client agrees that, for all other Collateral, two calendar days notice to Client, sent to its last address shown in UBSCC’s account records, shall be deemed reasonable notice of the time and place of any public sale or time after which any private sale or other disposition of the Collateral may occur. Any amounts due and not paid on any Advance following a Default shall bear interest from the day following such Default until fully paid at a rate per annum equal to the interest rate applicable to the Advance immediately prior to the Default plus 2.00%. In addition to UBSCC’s rights under this Agreement, UBSCC will have the right to exercise any one or more of the rights and remedies of a secured creditor under the New York Uniform Commercial Code, as then in effect.

     (c) All rights and remedies of UBSCC under this Agreement are cumulative and are in addition to all other rights and remedies that UBSCC may have at law or equity or under any other contract or other writing for the enforcement of the security interest herein or the collection of any amount due hereunder.

9. Representations and Warranties by Client.

     Client (and each of them if there is more than one Client) represents and warrants to UBSCC that:

     (a) Except for UBSCC’s rights under this Agreement and the rights of UBS PW under any account agreement, Client owns the Collateral, free of any interest or lien in favor of any third party and free of any impediment to transfer;

     (b) Client will not pledge the Collateral or grant a security interest in the Collateral to any party other than UBSCC or UBS PW, or permit the Collateral to become subject to any liens or encumbrances (other than those of UBSCC and UBS PW), during the term of this Agreement; and

     (c) Client (i) if a natural person, is of the age of majority; (ii) is authorized to execute and deliver this Agreement and to perform its obligations hereunder, (iii) is not an employee benefit plan, as that term is defined by the Employee Retirement Income Security Act of 1974, or an Individual

Retirement Account (and none of the Collateral is an asset of such a plan or account); and (iv) unless Client advises UBSCC to the contrary, in writing, and provides UBSCC with a letter of approval, where required, from its employer, is not an employee or member of any exchange or of any corporation or firm engaged in the business of dealing, either as a broker or as principal, In securities, bills of exchange, acceptances or other forms of commercial paper.

     Client will be deemed to repeat each of these representations and warranties each time Client accepts an Advance.

10. Limitation on Liability of UBSCC and UBS PW.

     Neither UBSCC nor USS PW will be liable to any party for any consequential damages arising out of any act or omission by either of them with respect to this Agreement or any Advance or Collateral Account.

11. Applicable Law.

     THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY IN SUCH STATE.

12. Assignment.

     This Agreement may not be assigned by Client without the prior written consent of UBSCC. This Agreement shall be binding upon and inure to the benefit of the hairs, successors and permitted assigns of Client. UBSCC may assign this Agreement, and this Agreement shall inure to the benefit of UBSCC’s successors and assigns.

13. Amendment.

     This Agreement may be amended only by UBSCC at any time by sending written notice, signed by an authorized officer of UBSCC, of such amendment to Client Such amendment shall be effective as of the date established by UBSCC. This Agreement may not be amended orally. Client or UBSCC may waive compliance with any provision of this Agreement but any such waiver must be in writing and will not be deemed to be a waiver of any other provision of this Agreement.

14. Severability.

     If any provision of this Agreement is held to be invalid, illegal, void or unenforceable, by reason of any law, rule, administrative order or judicial or arbitral decision. such determination shall not affect the validity of the remaining provisions of this Agreement.

15. Choice of Forum: Waiver of Jury Trial.

     (a) ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY JUDGMENT ENTERED BY ANY COURT WITH RESPECT TO THIS AGREEMENT OR SUCH TRANSACTIONS SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY AND COUNTY OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY AND COUNTY OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH ACTION OR PROCEEDING AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH ACTION OR PROCEEDING. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

     (b) EACH OF THE PARTIES (FOR ITSELF, ANYONE CLAIMING THROUGH IT OR IN ITS NAME, AND ON BEHALF OF ITS EQUITY HOLDERS) HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

16. State Specific Provisions.

For residents of California:

     (a) If married, you may apply for separate credit.

     (b) NOTICE TO COSIGNER (Traduccion en Ingles Se Requiere Por La Ley)

     You are being asked to guarantee this debt. Think carefully before you do. If the borrower doesn't pay the debt, you will have to. Be sure you can afford to pay if you have to, and that you want to accept this responsibility.

     You may have to pay to the full amount of the debt if the borrower does not pay. You may also have to pay late fees or collection costs, which increase this amount.

     The creditor can collect this debt from you without first trying to collect from the borrower. The creditor can use the same collection methods against you that can be used against the borrower, such as suing you, garnishing your wages, etc. If this debt is ever in default, that fact may become a part of your credit record.

     This notice is not the contract that makes you liable for the debt.

     AVISO PARA EL FIADOR (Spanish Translation Required By Law)

     Se le esta pidiendo que garantice esta deuda. Pienselo con cuidado antes do ponerse de acuerdo. Si la persona que ha pedido este prestamo no paga la deuda, usted tendre qua pagaria. Esto seguro de que usted podra pagar si sea obligado a pagaria y de que usted desea aceptar la responsabilidad.

     Si la persona que ha pedido el prestamo no paga la deuda, es posible que usted tenga que pagar la suma total de la deuda, mas los cargos por tardarse en el pago o el costo de cobranza, lo cual aumenta el total de esta suma.

     El acreedor (financiero) puede cobrarle a usted sin, primeramente, tratar de cobrarle al deudor. Los mismos metodos de cobranza que pueden usarse contra el deudor, podran usarse contra usted, tales como presentar una demanda en corte, quitar parte de su sueldo, etc. Si alguna vez no se cumpla con la obligacion de pagar esta deuda, se puede incluir esa informacion en la historia de credito de usted.

     Este aviso no es el contrato mismo en que se le echa a usted la responsabilidad de la deuda.

IN WITNESS WHEREOF, each of the parties has signed this Agreement, or has caused this Agreement to be signed in its name by its duly authorized officers, as of the date indicated below.

DATE: May 1, 2003

ROBERT MICHAEL MONDAVI AND ISABEL A. MONDAVI, AS TRUSTEE OF THE MONDAVI LIVING TRUST (Client)	UBS CREDIT CORP.

/s/ Robert Michael Mondavi, Trustee	By:

Robert Michael Mondavi, Trustee
Name:

/s/ Isabel A. Mondavi, Trustee	Title:

Isabel A. Mondavi, Trustee

Schedule I to
UBS Credit Corp. Loan Agreement

For Internal Use Only:
Floating Rate Loan Account at UBS Credit Corp.:	FG70900SK
Fixed Rate Loan Account at UBS Credit Corp.:

ADDITIONAL TERMS

Capitalized terms not otherwise defined in this Schedule I shall have the meanings set forth in the Agreement. All terms set forth below are subject to such limitations and changes as may be set forth in or contemplated by the Agreement. In the event of any inconsistency between this Schedule I and the Agreement, this Schedule I shall govern. In the event of any inconsistency between this Schedule I and an Advice sent by UBS Credit Corp. (“UBSCC”) to Client in connection with a specific Advance, the Advice shall govern.

CREDIT LIMIT:	US $6,000,000, subject to the limitation noted under “Lending Value of Collateral,” below.

CLIENTt:	Robert Michael Mondavi and Isabel A. Mondavi, as Trustee of The Mondavi Living Trust (“Client”)

AGREEMENT:	Loan Agreement dated as of May 1, 2003, (as the same may be amended, supplemented or otherwise modified from time to time, the “Agreement”) between UBSCC and Client.

INTEREST RATES AND MATURITIES:

For Fixed Rate Advances:

• Interest Rate	LIBOR plus 0.60% per annum.

• Term/Maturity Date	Each Fixed Rate Advance shall mature and be payable in full on the earlier to occur of DEMAND by UBSCC or the last day of the Interest Period applicable thereto, as specified in the Advice.

• Interest Payment Dates	Interest is to be paid on the last day of each three month period following the date of the Advance, on each date on which the Fixed Rate Advance is prepaid, in whole or in part, and at maturity.

• Minimum Amount of Borrowing	$500,000.00

For Floating Rate Advances:

• Interest Rate	30 day LIBOR. adjusted daily, plus 0.60% per annum.

• Term/Maturity Date	Payable on DEMAND by UBSCC.

• Interest Payment Dates	Interest is to be paid monthly In arrears on the twenty-second day of each month other than December, end on the thirty-first day of December, and at maturity.

• Minimum Amount of Borrowing	$250,001 If the Floating Rate Advance is the initial Advance under the Agreement and otherwise $100,000.

Lending Value of Collateral:	Class A and Class B shares (“Mondavi Shares”) of the common stock of The Robert Mondavi Corporation (the “Company”) will have a lending value of 50%; provided, however, that if the market price per share of Class A Mondavi Shares falls to $15 or less, the Credit Limit will be reduced to US $3,500,000 and any outstanding Advances in excess of that amount will become immediately due and payable.

Additional Terms and Conditions:	1.	UBSCC may convert any Class B Mondavi Shares constituting part of the Collateral (the “Pledged Class B Shares”) to Class A Mondavi Shares at any time that a Default under the Agreement has occurred and is continuing.

	2.	As a condition to UBSCC making any Advance:

		a. at least 675,000 Class B Mondavi Shares, together with stock powers duly executed in blank or in favor of UBS PW, must be delivered to UBS PW for credit to the Collateral Account; and

		b. the following documents must be delivered to UBSCC:

(i) a signed and completed Statement of Purpose for an Extension of Credit Secured by Margin Stock (Federal Reserve Form G-3);

(ii) an executed waiver of all corporate and Class B shareholders rights to purchase Mondavi Shares now or hereafter pledged by Client, substantially in the form of Exhibit A hereto (the “Waiver”);

(iii) a certified copy of the executed Revocable Trust Agreement establishing The Mondavi Living Trust, together with any and all amendments thereto;

(iv) an executed Notice of Election from Client to the Company, as required under the Company’s Restated Articles of Incorporation, electing to convert all of the Pledged Class B Mondavi Shares to Class A Mondavi Shares, provided that such Notice of Election may be delivered to UBSCC subject to instructions not to deliver it to the Company unless a Default under the Agreement has occurred and is continuing;

(v) a representation letter from Client, in form and substance satisfactory to UBSCC, representing that, among other things, for purposes of SEC Rule 144 Client has held the Pledged Class B Mondavi Shares for at least 2 years,

(vi) a legal opinion from counsel to the Company, satisfactory in form and substance to UBSCC, that (A) the Waiver is valid and enforceable; and (B) any Class A Mondavi Shares into which the Pledged Class B Mondavi are converted by or at the direction of UBSCC may be issued by the Company’s transfer agent without restriction and may be sold by or at the direction of UBSCC without registration under the Securities Act of 1933 pursuant to SEC Rule 144.

3.	The fifth sentence of Section 3(d) of the Agreement is amended to insert the words “and if so requested by UBSCC” immediately after the phrase “if no taxes are payable in respect of any payment hereunder”.

4.	Section 8(a)(viii) of the Agreement is amended to insert the words “in excess of $10,000” immediately after the words “any indebtedness of Client”.

5.	Section 9(a) of the Agreement is amended to insert the words “for the rights of the Company and Mondavi family members under that certain Stock Buy-Sell Agreement dated March 1, 1982, as heretofore amended, and except” immediately after the word “Except”.

ROBERT MICHAEL MONDAVI AND ISABEL A. MONDAVI, AS TRUSTEE OF THE MONDAVI LIVING TRUST (Client)	UBS CREDIT CORP.

/s/ Robert Michael Mondavi, Trustee	By:

Robert Michael Mondavi, Trustee
Name:

/s/ Isabel A. Mondavi, Trustee	Title:

Isabel A. Mondavi, Trustee

FORMS to Increase
$500,000 or more to a higher amount

Instructions:

Complete all forms in this packet.

Fax Completed Forms to
Credit Line Processing: 201-272-7114

Attn: [Your Division Representative]

Credit Line Account #:	5V00594

Old Line Amount:	$6,000,000

Requested New Line Amount:	$7,000,000

/s/ R. Michael Mondavi	9-23-03

X Signature of Guarantor	Date

/s/ Isabel A. Mondavi	9-23-03

X Signature of Second Party (if a Joint Account)	Date

X Signature of Third Party (if applicable)	Date

X Signature of Fourth Party (if applicable)	Date

[UBS Logo]

FORMS to Increase
$500,000 or more to a higher amount

Instructions:

Complete all forms in this packet.

Fax Completed Forms to
Credit Line Processing: 201-272-7114

Attn: [Your Division Representative]

Credit Line Account #:	5V00594

Old Line Amount:	$7,000,000

Requested New Line Amount:	$8,000,000

/s/ R. Michael Mondavi	11-25-03

X Signature of Guarantor	Date

/s/ Isabel A. Mondavi	11-25-03

X Signature of Second Party (if a Joint Account)	Date

X Signature of Third Party (if applicable)	Date

X Signature of Fourth Party (if applicable)	Date